Nektar Therapeutics Reports Fourth Quarter and Year-End 2013 Financial Results

SAN FRANCISCO, Feb. 26, 2014 /PRNewswire/ -- Nektar Therapeutics (Nasdaq: NKTR) today reported its financial results for the fourth quarter and year ended December 31, 2013.

Cash and investments in marketable securities at December 31, 2013 were $262.0 million as compared to $302.2 million at December 31, 2012. The 2013 year-end cash balance does not include net proceeds of $117.2 million received from the completion of a public equity offering in January 2014.

"2014 has the potential to be a transformative year for Nektar as several of our highly valuable late-stage programs advance toward approval or filing," said Howard W. Robin, President and Chief Executive Officer of Nektar. "For naloxegol, our partner AstraZeneca has filed for regulatory approvals in the U.S., Europe and Canada. Naloxegol could be the first once-daily oral therapy approved to treat opioid-induced constipation. The Phase 3 study for BAX 855, a longer-acting PEGylated Factor VIII therapy, has completed enrollment and our partner Baxter intends to file the BLA by the end of 2014. Finally, the NKTR-102 BEACON Phase 3 study in advanced breast cancer successfully passed its interim efficacy analysis. Topline data from this pivotal study is expected by early 2015 and we intend to file NKTR-102 in both the U.S. and Europe in 2015."

Revenue for the fourth quarter of 2013 was $31.1 million as compared to $21.1 million in the fourth quarter of 2012. Revenue for the year ended December 31, 2013 was $148.9 million as compared to $81.2 million in 2012. Revenues included non-cash royalty revenue, related to our 2012 royalty monetization, of $9.3 million and $22.1 million in the fourth quarter and the full year of 2013, respectively, and $3.9 million and $10.8 million in the fourth quarter and the full year of 2012. This non-cash royalty revenue is offset by non-cash interest expense. The increase in revenue in the fourth quarter of 2013 as compared to the fourth quarter of 2012 is primarily due to increased product shipments to one of our collaboration partners. In addition, the increase in revenue in 2013 as compared to 2012 is primarily due to a $25.0 million milestone achieved in September 2013 upon the acceptance of the naloxegol MAA filing in Europe as well as a $10.0 million milestone achieved upon the initiation of Phase 3 studies for Amikacin Inhale in April 2013.

Total operating costs and expenses in the fourth quarter of 2013 were $67.0 million as compared to $64.5 million in the fourth quarter of 2012. Total operating costs and expenses for the year ended December 31, 2013 were $269.1 million as compared to $222.4 million in 2012. The increase in 2013 as compared to 2012 is due primarily to increased clinical development expenses.

Research and development expense in the fourth quarter of 2013 was $48.2 million as compared to $46.4 million for the fourth quarter of 2012. For the year ended December 31, 2013, R&D expense was $190.0 million as compared to $148.7 million in 2012. R&D expense was higher in the year ended December 31, 2013 as compared to 2012 reflecting the costs of the Phase 3 study of etirinotecan pegol (NKTR-102) in metastatic breast cancer, the Phase 2 study of NKTR-181, preparation for the Phase 3 study of NKTR-181, the Phase 1 study of NKTR-192, and the production of devices for the Phase 3 study of Amikacin Inhale.

General and administrative expense was $9.8 million in the fourth quarter of 2013 as compared to $10.9 million in the fourth quarter of 2012. G&A expense for the year ended December 31, 2013 was $40.5 million as compared to $41.6 million in 2012.

Non-cash interest expense incurred in connection with the 2012 royalty monetization was $5.7 million and $22.3 million in the fourth quarter and year ended December 31, 2013, respectively, as compared to $5.4 million and $18.1 million in the fourth quarter and year ended December 31, 2012, respectively.

Net loss for the fourth quarter ended December 31, 2013 was $47.7 million or $0.41 loss per share. Net loss for the year ended December 31, 2013 was $162.0 million or $1.40 loss per share. Net loss for the fourth quarter ended December 31, 2012 was $52.9 million or $0.46 loss per share. Net loss for the year ended December 31, 2012 was $171.9 million or $1.50 loss per share.

Conference Call to Discuss Fourth Quarter and Year-End 2013 Financial Results

Nektar management will host a conference call to review the results beginning at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time today, Wednesday, February 26, 2014.

This press release and a live audio-only Webcast of the conference call can be accessed through a link that is posted on the home page and Investor Relations section of the Nektar website: http://www.nektar.com. The web broadcast of the conference call will be available for replay through Monday, March 31, 2014.

To access the conference call, follow these instructions:

Dial: (877) 881.2183 (U.S.); (970) 315.0453 (international)
Passcode: 72309374 (Nektar Therapeutics is the host)

In the event that any non-GAAP financial measure is discussed on the conference call that is not described in the press release, or explained on the conference call, related information will be made available on the Investor Relations page at the Nektar website as soon as practical after the conclusion of the conference call.

About Nektar

Nektar Therapeutics (NASDAQ: NKTR) is a biopharmaceutical company developing novel therapeutics based on its PEGylation and advanced polymer conjugation technology platforms. Nektar has a robust R&D pipeline of potentially high-value therapeutics in oncology, pain and other therapeutic areas. In the area of pain, Nektar has an exclusive worldwide license agreement with AstraZeneca for naloxegol (NKTR-118), an investigational drug candidate, which has been filed for regulatory approvals in the U.S., Europe and Canada as a once- daily, oral tablet for the treatment of opioid-induced constipation. This agreement also includes NKTR-119, an earlier stage development program that is a co-formulation of naloxegol and an opioid. NKTR-181, a novel mu-opioid analgesic molecule for chronic pain conditions, has completed Phase 2 development in osteoarthritis patients with chronic knee pain. NKTR-171, a new sodium channel blocker being developed as an oral therapy for the treatment of peripheral neuropathic pain, is in Phase 1 clinical development. In oncology, etirinotecan pegol (NKTR-102) is being evaluated in a Phase 3 clinical study (the BEACON study) for the treatment of metastatic breast cancer and is also in Phase 2 studies for the treatment of ovarian, colorectal, lung and brain cancers. In anti-infectives, Amikacin Inhale is in Phase 3 studies conducted by Bayer Healthcare as an adjunctive treatment for intubated and mechanically ventilated patients with Gram-negative pneumonia. Additional development-stage products that leverage Nektar's proprietary technology platform include Baxter's BAX 855, a long-acting PEGylated rFVIII program, which is in Phase 3 clinical development for patients with hemophilia A.

Nektar's technology has enabled eight approved products in the U.S. or Europe through partnerships with leading biopharmaceutical companies, including UCB's Cimzia® for Crohn's disease and rheumatoid arthritis, Roche's PEGASYS® for hepatitis C and Amgen's Neulasta® for neutropenia.

Nektar is headquartered in San Francisco, California, with additional operations in Huntsville, Alabama and Hyderabad, India. Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "expect," "believe," "should," "may," "will" and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding the potential regulatory approval of naloxegol; potential future regulatory filings by Baxter Healthcare for BAX 855; the timing of availability of topline overall survival data for the NKTR-102 BEACON study and our plans for future regulatory filings if the Phase 3 data is positive; and the value and potential of our technology and research and development pipeline. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others, (i) our drug candidates and those of our collaboration partners are in various stages of clinical development and the risk of failure is high and can unexpectedly occur at any stage prior to regulatory approval for numerous reasons including safety and efficacy findings even after positive findings in previous preclinical and clinical studies; (ii) the timing of the commencement or end of clinical trials and the commercial launch of our drug candidates may be delayed or unsuccessful due to regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (iii) the United States Food and Drug Administration (FDA) is currently planning to hold an advisory committee meeting in 2014 to discuss the cardiovascular safety and potential additional safety study requirements for the peripheral mu-opioid receptor antagonist class of drugs, including naloxegol, and the outcome of this advisory committee and the subsequent FDA review determinations for naloxegol will have a significant impact on the Company's financial position based on significant potential regulatory and launch milestone opportunities and potential repayment obligations; (iv) acceptance, review and approval decisions for new drug applications by health authorities is an uncertain and evolving process and health authorities retain significant discretion at all stages of the regulatory review and approval decision process; (v) scientific discovery of new medical breakthroughs is an inherently uncertain process and the future success of the application of our technology platform to potential new drug candidates is therefore highly uncertain and unpredictable and one or more research and development programs could fail; and (vi) certain other important risks and uncertainties set forth in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Nektar Investor Inquiries:

Jennifer Ruddock/Nektar Therapeutics	(415) 482-5585

Susan Noonan/SA Noonan Communications, LLC	(212) 966-3650

Nektar Media Inquiries:

Brianne Cannon/MSL	(415) 512-0770

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
ASSETS	December 31, 2013	December 31, 2012	(1)
Current assets:
Cash and cash equivalents	$ 39,067	$ 25,437
Short-term investments	197,959	251,757
Accounts receivable, net	2,229	5,805
Inventory	13,452	18,269
Other current assets	5,175	13,363
Total current assets	257,882	314,631

Restricted cash	25,000	25,000
Property and equipment, net	66,974	72,215
Goodwill	76,501	76,501
Other assets	8,170	9,443
Total assets	$ 434,527	$ 497,790

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$ 9,115	$ 2,863
Accrued compensation	14,254	8,773
Accrued expenses	6,243	8,008
Accrued clinical trial expenses	16,905	17,500
Deferred revenue, current portion	23,664	21,896
Interest payable	6,917	7,083
Liability related to sale of future royalties, current portion	7,000	3,000
Other current liabilities	14,123	9,414
Total current liabilities	98,221	78,537

Senior secured notes	125,000	125,000
Capital lease obligations, less current portion	8,049	11,607
Liability related to receipt of refundable milestone payment	70,000	-
Liability related to sale of future royalties, less current portion	121,520	128,266
Deferred revenue, less current portion	82,384	96,551
Other long-term liabilities	19,256	10,811
Total liabilities	524,430	450,772

Commitments and contingencies

Stockholders' equity (deficit) :
Preferred stock	-	-
Common stock	11	11
Capital in excess of par value	1,643,660	1,617,744
Accumulated other comprehensive loss	(1,181)	(357)
Accumulated deficit	(1,732,393)	(1,570,380)
Total stockholders' equity (deficit)	(89,903)	47,018
Total liabilities and stockholders' equity (deficit)	$ 434,527	$ 497,790

(1) The consolidated balance sheet at December 31, 2012 has been derived from the audited financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements.

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share information)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Revenue:
Product sales	$ 8,040	$ 10,405	$ 44,846	$ 35,399
Royalty revenue	118	908	1,148	4,874
Non-cash royalty revenue related to sale of future royalties	9,311	3,896	22,055	10,791
License, collaboration and other revenue	13,677	5,937	80,872	30,127
Total revenue	31,146	21,146	148,921	81,191

Operating costs and expenses:
Cost of goods sold	8,960	7,290	38,509	30,428
Research and development	48,248	46,373	190,010	148,675
General and administrative	9,832	10,864	40,532	41,614
Impairment of long-lived assets	-	-	-	1,675
Total operating costs and expenses	67,040	64,527	269,051	222,392

Loss from operations	(35,894)	(43,381)	(120,130)	(141,201)

Non-operating income (expense):
Interest income	93	450	732	2,315
Interest expense	(4,565)	(4,682)	(18,453)	(15,489)
Non-cash interest expense on liability related to sale of future royalties	(5,665)	(5,416)	(22,309)	(18,057)
Other income (expense), net	7	70	392	983
Total non-operating expense, net	(10,130)	(9,578)	(39,638)	(30,248)

Loss before provision for income taxes	(46,024)	(52,959)	(159,768)	(171,449)

Provision (benefit) for income taxes	1,635	(33)	2,245	406
Net loss	$ (47,659)	$ (52,926)	$ (162,013)	$ (171,855)

Basic and diluted net loss per share	$ (0.41)	$ (0.46)	$ (1.40)	$ (1.50)

Weighted average shares outstanding used in computing basic and diluted net loss per share	116,259	115,179	115,732	114,820

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	Twelve Months Ended December 31,
	2013	2012
Cash flows from operating activities:
Net loss	$ (162,013)	$ (171,855)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash royalty revenue related to sale of future royalties	(22,055)	(10,791)
Non-cash interest expense on liability related to sale of future royalties	22,309	18,057
Stock-based compensation	17,708	16,199
Depreciation and amortization	14,275	14,508
Impairment of long-lived assets	-	1,675
Other non-cash transactions	664	845
Changes in operating assets and liabilities:
Accounts receivable, net	3,576	(867)
Inventory	4,817	(5,613)
Other assets	6,423	6,031
Accounts payable	6,199	(122)
Accrued compensation	5,481	(4,034)
Accrued expenses	(1,915)	1,495
Accrued clinical trial expenses	(595)	5,547
Deferred revenue	(12,399)	(9,384)
Interest payable	(166)	5,278
Liability related to receipt of refundable milestone payment	70,000	-
Other liabilities	9,164	3,275
Net cash used in operating activities	(38,527)	(129,756)

Cash flows from investing activities:
Maturities of investments	319,181	307,887
Purchases of investments	(268,068)	(164,662)
Sales of investments	2,887	5,378
Restricted cash	-	(25,000)
Purchases of property and equipment	(4,091)	(10,583)
Net cash provided by investing activities	49,909	113,020

Cash flows from financing activities:
Payment of capital lease obligations	(2,992)	(2,437)
(Repayment of) proceeds from sale of future royalties, net of $4.4 million of transaction costs in 2012	(3,000)	119,588
Proceeds from issuance of senior secured notes, net of $4.5 million of issuance costs	-	77,940
Repayment of convertible subordinated notes	-	(172,407)
Proceeds from shares issued under equity compensation plans	8,208	4,117
Net cash provided by financing activities	2,216	26,801

Effect of exchange rates on cash and cash equivalents	32	60
Net increase in cash and cash equivalents	13,630	10,125
Cash and cash equivalents at beginning of period	25,437	15,312
Cash and cash equivalents at end of period	$ 39,067	$ 25,437

Supplemental disclosure of cash flow information:
Cash paid for interest	$ 17,590	$ 9,620
Cash paid for income taxes	$ 1,014	$ 1,021
Retirement of convertible subordinated notes in exchange for senior secured notes	$ -	$ 42,548